UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 10, 2018

EMERGENT CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transmission period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 10, 2018, Emergent Capital, Inc. (the “Company”) and Wilmington Trust, National Association, as indenture trustee, entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) which amended the Amended and Restated Indenture, dated as of July 28, 2017, as amended by the First Supplemental Indenture dated as of January 10, 2018 (as so amended, the “Indenture”), relating to the Company’s 8.5% senior secured notes due July 15, 2021 (the “Notes”). The Second Supplemental Indenture (i) increased the aggregate principal amount of Notes permitted to be issued under the Indenture from $40,000,000 to $70,000,000 and (ii) provided for interest on the Notes to be paid in kind, such that the principal amount of the relevant holder’s note is increased by the amount of interest, in lieu of cash payment (“PIK”). The Company may elect to pay PIK interest instead of cash interest for any Interest Period (as defined in the Indenture) to holders of Notes who consented to accept PIK interest. Each holder of outstanding Notes made an election with respect to some or all of the outstanding principal amount of such holder’s Notes as to whether or not to accept PIK interest whenever the Company elects to pay interest in PIK in lieu of cash. Any new holder of Notes, other than a transferee who is an affiliate of a transferring holder that did not elect to accept PIK interest, will be deemed to have elected to accept PIK interest. A holder receiving PIK interest shall also automatically receive, for each applicable Interest Period, an amount equal to 3.0% per annum of additional interest on the principal amount of such holder’s Notes for which the holder elected to accept PIK interest.

All terms of the Indenture that were not amended by the Second Supplemental Indenture remain in full force and effect.

The foregoing description of the Second Supplemental Indenture is qualified in its entirety by reference to such agreement, which is filed herewith as Exhibit 10.1.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    Effective December 11, 2018, Emergent Capital, Inc. (the “Company”) has appointed Matthew D. Houk and Patrick T. Brennan to the Company’s Board of Directors (the “Board”). In connection with these appointments, the Board fixed the size of the Board at eight (8) directors. The Board has not appointed Mr. Houk or Mr. Brennan to any committees of the Board of Directors at this time.

Mr. Houk has served since 2008 in various capacities, including most recently as Portfolio Manager and Research Analyst, for Horizon Kinetics LLC (“Horizon”), an investment management firm, where he is involved in the identification, analysis, and monitoring of certain investment opportunities for Horizon. Mr. Houk is also a Co-Portfolio Manager for several registered investment companies at Horizon. Mr. Houk also serves as the Co-Chairman and Co-Chief Executive Officer of Winland Holdings Corporation, a diversified holding company focused on environmental monitoring solutions that trades on the OTC Pink® marketplace under the symbol WELX. Previously, from 2005 to 2008, Mr. Houk was with Goldman, Sachs & Co., a global investment banking, securities and investment management firm. Mr. Houk has a B.A. in Economics and Political Science from Yale University.

Mr. Brennan is the founder and portfolio manager, since 2015, of Brennan Asset Management, LLC (BAM), a Registered Investment Advisory firm based in Napa, CA, which utilizes a concentrated value investing strategy. Prior to founding Brennan Asset Management, Patrick managed portfolios and led research efforts at two value investing firms in California: Hutchinson Capital Management, from 2013 to 2014, and RBO & Co., from 2009 to 2012. Previously, Patrick worked at Mark Boyar & Company, where he led the firm’s research team and helped manage assets across individual portfolios, institutional accounts and a mutual fund. Patrick also worked for six years in investment banking and equity research with Deutsche Bank, CIBC World Markets and William Blair & Company covering financial services, media and telecom and business services. Patrick graduated summa cum laude from the University of Notre Dame with a degree in economics and was inducted into Phi Beta Kappa.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Supplemental Indenture dated as of December 10, 2018 between Emergent Capital, Inc. and Wilmington Trust, National Association, as indenture trustee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENT CAPITAL, INC.
Dated: December 14, 2018	By:	/s/ Miriam Martinez
Miriam Martinez Chief Financial Officer